Exhibit 11.1.

                      INTERWEST HOME MEDICAL, INC.
                  Schedule of Weighted Average Shares


                                         1998       1997         1996
                                        ------     ------       ------

Weighted average shares:
      Issued common shares           4,085,000   3,898,000     3,749,000
      Common stock equivalents             -0-      63,000        34,000
                                    ----------- -----------   -----------
Total weighted average per share     4,085,000   3,961,000     3,783,000
                                    ====-====== ===========   ===========



















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